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                                                                   EXHIBIT 3.1.1

                              AMENDMENT N degrees 1
                                    TO THE
                             AMENDED AND RESTATED
                       AGREEMENT OF GENERAL PARTNERSHIP
                                      OF
                           TELEGLOBE MOBILE PARTNERS



THIS AMENDMENT N degrees 1 to the Amended and Restated Agreement of General Partnership of Teleglobe Mobile Partners (the "AMENDMENT N* 1") is made and entered into as of this 9th day of September, 1995 by and among, Teleglobe Mobile Investment Inc. (the "MANAGING PARTNER"), Teleglobe Mobile L.P. ("TELEGLOBE MOBILE") and TR (U.S.A.) Ltd. ("TR").


WHEREAS the Managing Partner, Teleglobe Mobile and TR desire to amend and modify the Amended and Restated Agreement of General Partnership of Teleglobe Mobile Partners dated as of June 29, 1994 (the "AGREEMENT").


NOW, THEREFORE, the parties agree as follows:

SECTION 1. Terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

SECTION 2. The definition at Subsection 2.1(e) "Amended and Restated Agreement" is deleted in its entirety and replaced by the following :

"(e) "AMENDED AND RESTATED AGREEMENT" shall have the meaning ascribed to such term in the recitals hereto, as such agreement may be amended from time to time."

The definition at Section 2.1 (o) "Escrow Agreement" is deleted in its entirety.

SECTION 3. Section 3.2 entitled "Initial Capital Contribution" is deleted in its entirety and replaced by the following :

"3.2 INITIAL CAPITAL CONTRIBUTIONS.

(a) On July 21, 1993, the Managing Partner and Teleglobe Mobile L.P. have initially contributed amounts to the capital of the Partnership as provided on Schedule A attached hereto concurrently with the execution of the Original Agreement. On July 21, 1993 and on November 18, 1993, the Managing Partner and Teleglobe Mobile L.P. have contributed additional amounts to the capital of the Partnership as provided on Schedule B attached hereto.

      Contemporaneously with the execution of this Amended and Restated Agreement, New


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      Partner agrees to contribute the sum of Forty Three Million, Nine Hundred and Six Thousand Eight Hundred and Twenty Two Dollars ($43,906,822) in consideration for the thirty percent Sharing Percentage, of which Seventeen Million Five Hundred Sixty Two Thousand Seven Hundred and Twenty Nine Dollars ($17,562,729) has been paid.

(b) With respect to the payment of the remaining Twenty Six Million Three Hundred and Forty Four Thousand and Ninety Three Dollars ($26,344,093) of Initial Capital Contribution of New Partner, New Partner agrees to disburse the amount requested by the Managing Partner as follows:


                                     DATE                 AMOUNT
                                     ----                 ------
                                January 1, 1996         $13,500,000

                                 April 1, 1996           $9,000,000

                                 July 1, 1996            $3,844,093

                                    TOTAL               $26,344,093

      In addition to the Capital Contribution referred to above in paragraph
      (a), the Managing Partner and Teleglobe Mobile L.P. agree to make an additional Capital Contribution in the amount of Forty Three Million Six Hundred and Sixty Six Thousand Eight Hundred and Ninety Four Dollars ($43,663,894) as follows:


      DATE                                         AMOUNT
--------------------             --------------------------------------------
                                 Managing Partner      Teleglobe Mobile, L.P.
                                 ----------------      ----------------------
Option Exercise Date                  45,500                  6,454,500
October 1, 1995                       35,000                  4,965,000
January 1, 1996                      115,500                 16,384,500
April 1, 1996                         77,000                 10,923,000
July 1, 1996                          32,647                  4,631,247
                                 ----------------      ----------------------
                                     305,647                 43,358,247




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(c)   In order to secure the payment obligation of such remaining portion of the
      Initial Capital Contribution of New Partner, New Partner hereby delivers a guarantee by Technology Resources Industries Berhad, the parent company of New Partner, in the maximum amount of Twenty Six Million Three Hundred and Forty Four Thousand and Ninety Three Dollars ($26,344,093).

(d) In the event that New Partner or Technology Resources Industries Berhad is in default to make any payment as provided in this section 3.2, then New Partner's Sharing Percentage shall be adjusted in the manner provided in
      Section 3.3 and this Amended and Restated Agreement shall, without any further action on the part of any Partner, be amended to provide that New Partner's total Initial Capital Contribution shall be limited to the amount actually contributed by New Partner. In such event, the Partners also give the power to the Managing Partner to amend any provision of this Amended and Restated Agreement which require a modification as a result of the change in the New Partner Initial Capital Contribution and Sharing Percentage.

      All capital contributions referred to in this Section 3.2 shall be collectively referred to as the "Initial Capital Contribution"."

SECTION 4.  All other provisions of this Agreement shall remain unchanged.


IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above.

TELEGLOBE MOBILE                          TELEGLOBE MOBILE L.P.
INVESTMENT INC.                           BY ITS GENERAL PARTNER
                                          TELEGLOBE MOBILE INC.
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Per:    /s/ GUTHRIE J. STEWART          Per:    /s/ MARC LEROUX

Name:  Guthrie J. Stewart               Name:   Marc Leroux

Title: Chairman of the Board and        Title:  President
       Chief Executive Officer


                     TR (U.S.A.) LTD.


                     Per:   /s/ TAJUDIN RAMLI

                     Name:  Tajudin Ramli

                     Title: Director